Exhibit 99.1

NOTICE OF EXCHANGE TO THE HOLDERS

OF

MESO NUMISMATICS INC.

SERIES BB CONVERTIBLE PREFERRED STOCK

NOTICE IS HEREBY GIVEN THAT, in accordance with the rights conferred to the Company pursuant to Section 11 of the Certificate of Designation (the “Certificate of Designation”) of the Series BB Convertible Preferred Stock (as defined below), Meso Numismatics Inc., a Nevada corporation (the “Company”) has elected to exchange effective December 2, 2019 (the elected “Exchange Date”) all of its issued and outstanding shares of Series BB Convertible Preferred Stock, $.001 par value, of the Company held by the holders of same (the “Series BB Preferred Stock”) for a series of Notes and/or a series of Convertible Notes (both terms defined in the Exchange Agreement defined below), each Note (or Convertible Note) issued for a principal amount equal to the number of shares of Series BB Preferred Stock held by each such holder at a price per share equal to $1.20 (the “Form of Indebtedness”), the full terms of which are set out in the Exchange Agreement (the “Exchange Agreement”) mailed out to the Holders (as defined below) on November 25, 2019 (“Mailing Date”). The Series BB Preferred Stock shall no longer be convertible or bear any of the rights and preferences specific to the Series BB Preferred Stock as of the elected Exchange Date. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Certificate of Designation.

The Board of Directors of the Company fixed a record date for the determination of the holders of Series BB Preferred Stock entitled to receive the Form of Indebtedness (“Holders”) as November 20, 2019 (the “Exchange Record Date”). Holders of record at the close of business on the Exchange Record Date will be entitled to receive the Form of Indebtedness. Unless the Company shall default in the issuance of the Form of Indebtedness, all rights of each Holder shall cease and terminate, except for the right to receive the Form of Indebtedness pursuant to a properly completed and duly executed Exchange Agreement. Duly executed Exchange Agreements not received by the Company within 30 days of the Mailing Date, shall result in the cancellation of such Holder’s shares of Series BB Preferred Stock, in exchange for the issuance of a Note, which principal amount shall appear on the Company’s books.

To receive the Form of Indebtedness, each Holder of record must present and surrender any stock certificates evidencing the shares of Series BB Preferred Stock held by such Holder, along with properly completed and duly executed Exchange Agreement to the Company, by mail or courier, at the following address: Meso Numismatics, Inc., 433 Plaza Real Suite 275 Boca Raton, Florida 3432 ATTN: Melvin Pereira.

Questions on matters relating to the Exchange shall be directed to the Company’s CEO, Melvin Pereira at: 1 (800) 889-9509 or via email at: melvin@mesonumismatics.com

The method of delivery is at the option and risk of the Holder.